Exhibit 10.12

Employment Agreement

Between

GeoVax, Inc. and John W. Sharkey, PhD

This EMPLOYMENT AGREEMENT (the "Agreement") by and between GeoVax, Inc., a Georgia Corporation ("Company"), and John W. Sharkey, PhD ("Employee"; and with the Company, collectively, the "Parties"), is entered into and effective as of June 13, 2022 (the "Effective Date”).

Employee will serve as VP, Business Development of the Company. The Company and Employee desire that Employee be employed by the Company in the above capacity under the terms of this Agreement. Therefore, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

1.

Employment Duties.  Employee is hereby employed by the Company under the terms of this Agreement, and Employee accepts such employment. Employee shall serve in the capacity as defined above and shall perform the following duties (“Employees Duties”): such duties as are customary for someone in that position and duties that may be reasonably assigned from time to time by the President/CEO. Primary duties include but are not limited to contributing to the growth and development of the Company through the activities of in-licensing, out-licensing, M&A and related alliance management in support of the strategic corporate growth plans and objectives.

2.

Term of Agreement.  The term of Employee’s employment shall commence on or about June 13, 2022 and shall end upon the termination of Employee’s employment with the Company as provided herein. The Company may terminate this Agreement at will and at its sole discretion as allowed under Georgia state law, by giving written notice to Employee, and such termination shall be effective on the termination date described in such notice (or such earlier time as the Company and Employee may agree). Notwithstanding the foregoing, the termination of this Agreement shall not terminate the Company’s obligation to make any payments to Employee for services performed and expenses incurred prior to the date of such termination as long as the Employee is in good standing; and such termination shall not terminate Employee’s obligations under Sections 13-15, and 17-29 below. Employee shall have the right to terminate employment on one month written notice, and shall suitably perform all normal services during that one month period, if requested to do so by Company.

3.	Base Salary. The base salary will be $240,000 on a full-time annualized basis. Performance and salary reviews are at the discretion of the President/CEO and/or Board of Directors.

4.	Performance Reviews. Performance reviews will be conducted at least annually by the President/CEO or designee.

5.

Annual Bonus Potential. An annual fiscal year bonus will be considered and recommended, if appropriate, by the supervisor and President/CEO and must be BOD approved. The targeted bonus will be 40% of base salary, but the actual amount shall be at the full discretion of the President/BOD based on Employee’s and the Company’s performance and achievement.

6.

Equity Stock Incentive. An annual stock option grant will be based on a target of 75% of base salary, but actual option grants are performance based and at the discretion of the BOD based on Employee’s and the Company’s performance and achievement.

7.	Moving Expenses. N/A

8.	Temporary Living Expense. N/A

9.	Other Business Expenses. N/A

10.	Benefits.

a.

Group Insurance & 401(k) Benefits.  Employee will be eligible for Company group benefit programs generally provided to other full-time employees of similar status, including group medical insurance and 401(k) benefits.

b.

Vacation.  Employee will accrue four weeks of paid vacation per year on a full-time basis. Vacation time is accrued on a pay period basis subject to the Company’s paid time off policy as documented in the Employee Handbook.

c.

Holidays.  GeoVax will be closed on the following holidays: New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after, and two days that include Christmas (to be determined by Company.

11.	Termination.

a.

Materials. Upon termination, Employee shall immediately return Company issued computers, phones, files, emails, documents and/or other Company owned devices and materials (including laboratory materials) to Company and shall not delete or destroy anything prior to return to Company.

b.

By the Company with Cause. If Employee is terminated with cause, Employee’s employment, compensation, and benefits will terminate immediately (unless otherwise provided by law), and Employee shall not receive any severance payments.

c.

By the Company without Cause. Company may terminate Employee at will without cause consistent with Georgia state law by providing written notice. Company and Employee will discuss whether it is appropriate under the circumstances to have a period during which Employee continues to carry out his function for the Company for normal or adjusted compensation during that period, however, Company shall make the final decision at its sole option. Company shall pay Employee any amounts due up through the date of termination.

d.

By the Employee. Employee may voluntarily terminate his employment on 30 days written notice to the Company, and Employee’s employment, compensation and benefits will terminate on the effective date of termination (unless otherwise provided by law). Employee shall not receive any severance payments or other payments due after the date of termination. Company shall decide whether to allow Employee to leave immediately, and if so, will not be obligated to provide any further compensation or benefits.

12.

Record Keeping and Payment. Employee shall keep and file with the Company an expense report for all business expenses for which Employee seeks reimbursement. Employee shall be reimbursed for such documented business expenses within thirty (30) days of submitting a request for reimbursement.

13.

Proprietary Information. Employee agrees that all information, whether or not in writing, concerning the Company's business, technology, business goals, plans or strategies, relationships or financial affairs (collectively, "Proprietary Information") is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including business or technical plans, strategies, methods, policies, resolutions, negotiations, or litigation; (b) marketing information, including strategies, methods, potential or present collaborator or vendor identities, or other information about prospects and prospect identities, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including research goals, plans, potential products, implementations, viral vectors, inserts, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas , discoveries, inventions, improvements, concepts and ideas; and (e) contract terms, licenses, license negotiation negotiations strategies, potential licensees or licensors; and (f) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations, and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its collaborators, vendors, or suppliers or other third parties. Proprietary Information does not include information that a) is in the public domain or enters the public domain through no breach of this Agreement by Employee; b) information that is in Employee’s possession prior to receipt from the Company; or c) information that is disclosed to Employee by a third party who is not under a direct or indirect obligation of confidentiality to the Company with respect thereto.

14.

Recognition of Company's Rights. Employee shall not, at any time, without the Company's prior written permission, either during or after Employee’s employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of Employee’s duties as an employee of the Company. Employee shall cooperate with the Company and use reasonable best efforts to prevent the unauthorized disclosure of all Proprietary Information. Employee shall deliver to the Company all copies of Proprietary Information in Employee’s possession or control upon the earlier of a request by the Company or termination of Employee’s employment.

15.

Rights of Others. Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. Employee agrees to be bound by the terms of such agreements in the event Employee has access to such Proprietary Information, provided that the Company has informed Employee that such information is subject to a confidentiality agreement with a third party.

16.

Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, Employee will devote Employee’s full-time efforts to the Company's business and will not engage in any other business activity that conflicts with Employee’s duties to the Company. Employee will advise the CEO of the Company or his or her nominee at such time if any activity of either the Company or another business presents Employee with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. Employee will take whatever reasonable action is requested by the Company to resolve any conflict or appearance of conflict which it finds to exist.

17.

Inventions. Employee will make full and prompt written disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, compositions of matter, methods of use, processes of preparation, other processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Employee (alone or jointly with others) or under Employee’s direction during the period of employment for the Company (collectively “Inventions”). Employee acknowledges that all work performed by Employee is on a “work for hire” basis, and Employee hereby does assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all Employee’s rights, title, and interest in all Inventions that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to Employee by the Company; or (c) result from the use of premises, laboratories, equipment, physical space, or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company (“Company Related Inventions”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

18.

Documents and Other Materials. Employee will keep and maintain adequate and current records of all Proprietary Information and Company-Related Inventions developed by Employee during employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which come into Employee’s custody or possession, are the exclusive property of the Company to be used by Employee only in the performance of Employee’s duties for the Company. Any property situated on the Company's premises and owned by the Company, including without limitation computers, disks, and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of Employee's employment for any reason, Employee will deliver to the Company all Company property and equipment in Employee’s possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to Employee’s work, and will not take or keep in Employee’s possession any of the foregoing or any copies.

19.

Enforcement of Intellectual Property Rights. Employee will cooperate fully with the Company, both during and after employment with the Company, with respect to the procurement, maintenance, and enforcement of Intellectual Property Rights in Company-Related Inventions. Employee will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Inventions. If the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, Employee hereby irrevocably designates and appoints each officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Inventions. Other than with regard to signing these various papers, which shall be done without remuneration, any cooperation Employee provides to the Company after the term of Employee’s employment with the Company shall be provided at Company's reasonable expense.

20.

Non-Competition and Non-Solicitation. To protect the Company's Proprietary Information and good will, during Employee's employment and for a period of one (1) year following the termination of Employee’s employment for any reason (the “Restricted Period”):

(a)

Employee will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States or elsewhere that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services in the Company's Field Of Interest, provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. The phrase, Company's “Field of Interest”, means research, development, and commercialization activities relating to vaccinia-based and modified vaccinia Ankara (MVA)-based vaccines that induce or enhance immuno-protection, or such other specific areas of research, development and commercialization as the Company may be engaged in during the term of this Agreement.

(b)

Employee will not, directly, or indirectly, in any manner, other than for the benefit of the Company, call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers.

(c)

Employee will not, directly, or indirectly, in any manner, solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. Employee acknowledges and agrees that if Employee violates any of the provisions of this paragraph 20, the running of the Restricted Period will be extended by the time during which Employee engages in such violation(s).

21.

Government Contracts. Employee acknowledges that the Company may have from time-to-time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 17, Employee also assigns to the Company (or any of its nominees) all rights which Employee has or acquires in any Inventions, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

22.

Prior Agreements. Employee hereby represents that, except as Employee has fully disclosed previously in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party within the scope of the duties for Company. Employee further represent that Employee’s performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to employment with the Company. Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

23.

Remedies Upon Breach. Employee understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and Employee considers them to be reasonable for such purpose. Any breach of this Agreement may cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, may be entitled to specific performance and other injunctive relief: without the posting of a bond. If Employee is found to have violated this Agreement by court of law, in addition to other remedies available to the Company at law, in equity, and under contract, Employee may be obligated to pay all the Company's reasonable costs of enforcement of this Agreement, including reasonable attorneys' fees and expenses.

24.

Publications and Public Statements. Employee will obtain the Company's written approval before publishing or submitting for publication any material that relates to Employee’s work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services, and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company or its research or development activities which Employee creates, publishes, or posts during Employee's period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to social media and networking services and sites, electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

25.

Survival and Assignment by the Company. Employee understands that the Employee’s obligations under this Agreement will continue following the termination of Employee’s employment regardless of the manner of such termination and will be binding upon Employee’s heirs, executors, and administrators. Company will have the right to assign this Agreement to its affiliates, successors, and assigns in connection with the transfer of the area of business Employee is acting in, and Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary, or affiliate to whose employ Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

26.

Post-Employment Notifications. For twelve (l2) months following termination of employment, Employee will notify the Company of any change in Employee’s address and of each subsequent employment or business activity, including the name and address of Employee’s subsequent employer or other post-Company employment plans.

27.

Disclosure to Future Employers. Employee will provide a copy of this Agreement to any future employer, partner or coadventurer prior to entering into an employment, partnership, or other business relationship with such person or entity, and can redact personal information such as salary, etc.

28.

Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

29.

Interpretation. This Agreement will be deemed to be made and entered into in the State of Georgia, and will in all respects be interpreted, enforced, and governed under the laws of the State of Georgia. Employee hereby agree to consent to personal jurisdiction of the state and federal courts situated within Cobb County, Georgia and the Federal District Court for the Northern District of Georgia, respectively, for purposes of enforcing this Agreement and waive any objection that Employee might have to personal jurisdiction or venue in those courts.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, EMPLOYEE CERTIFIES THAT EMPLOYEE HAS READ IT CAREFULLY AND IS SATISFIED THAT EMPLOYEE UNDERSTANDS IT COMPLETELY.

The Parties hereto have executed this Agreement as of the day and year first written below.

GEOVAX, INC.

By:		Date:
David A. Dodd / President & CEO

EMPLOYEE

By:		Date:
John W. Sharkey, PhD